Exhibit 99.1

NEWS RELEASE
CONTACT: Kim Duncan Director, Investor Relations The Cooper Companies, Inc. ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
FOR IMMEDIATE RELEASE

THE COOPER COMPANIES HOLDS ANNUAL MEETING OF STOCKHOLDERS

PLEASANTON, Calif., March 17, 2010 — At its annual meeting held today in Pleasanton, California, the stockholders of The Cooper Companies, Inc. (NYSE:COO) elected eight directors, ratified the appointment of KPMG LLP as the Company’s auditors for fiscal 2010, and passed a stockholder resolution proposing adoption of a majority vote standard for election of directors.

BOARD OF DIRECTORS AND OFFICERS

Cooper’s stockholders elected the following as members of the board of directors: A. Thomas Bender, chairman of the board of the Company; Allan E. Rubenstein, M.D., vice-chairman of the board and lead director of the Company, chief executive officer of NexGenix Pharmaceuticals, LLC and a member of the faculty of the Mt. Sinai School of Medicine and the Mt. Sinai Neurofibromatosis Research and Treatment Center; Michael H. Kalkstein, of counsel of Dechert, LLP; Jody S. Lindell, President and CEO of S.G. Management, Inc.; Donald Press, executive vice president of Broadway Management Company, Inc., and principal in the firm of Donald Press, P.C.; Steven Rosenberg, president, chief executive officer and chief financial officer of Berkshire Bancorp, Inc.; Robert S. Weiss, president and chief executive officer of the Company; and Stanley Zinberg, M.D.

Following the stockholders’ meeting, the board elected: A. Thomas Bender, chairman of the board and Allan E. Rubenstein, M.D., vice-chairman of the board and lead director. The board also elected as officers of the Company: Robert S. Weiss, president and chief executive officer; Eugene J. Midlock, senior vice president and chief financial officer; Carol R. Kaufman, senior vice president of legal affairs, secretary and chief administrative officer; Daniel G. McBride, Esq., vice president and general counsel; Albert G. White III, vice president, investor relations and treasurer; and Rodney E. Folden, vice president and corporate controller.

ABOUT THE COOPER COMPANIES

The Cooper Companies, Inc. (www.coopercos.com) develops, manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are located in Pleasanton, CA.

CooperVision, Inc. (www.coopervision.com) develops, manufactures and markets a broad range of soft contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism and presbyopia. CooperVision manufactures a full array of monthly, two-week and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in: Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; Hamble and Hampshire, UK.

CooperSurgical, Inc. (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, Pasadena, CA, and Stafford, TX.

COO-G

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